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                      FIRST EMPIRE STATE CORPORATION AND SUBSIDIARIES
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COMPUTATION OF EARNINGS PER COMMON SHARE
Amounts in thousands, except per share                                    Three months ended
                                                                                March 31
                                                                             1996      1995
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
Primary          Average common shares outstanding                           6,399     6,589
                 Common stock equivalents*                                     379       231
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                    Primary common shares outstanding                        6,778     6,820
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                 Net income                                                $36,153    27,168
                 Less: Cash dividends on preferred stock                       900       900
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                    Net income available to common shareholders            $35,253    26,268
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                 Earnings per common share - primary                         $5.20      3.85
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Fully diluted    Average common shares outstanding                           6,399     6,589
                 Common stock equivalents*                                     406       288
                 Assumed conversion of 9% convertible
                    preferred stock                                            490       507
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                         Fully diluted average common shares outstanding     7,295     7,384
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                 Net income                                                $36,153    27,168
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                 Earnings per common share - fully diluted                   $4.96      3.68
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


   * Represents shares of First Empire's common stock issuable upon the assumed exercise of outstanding stock options granted pursuant to the First Empire State Corporation 1983 Stock Option Plan under the "treasury stock" method of accounting.



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